As filed with the Securities and Exchange Commission on August 26, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ACCELRYS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	33-0557266
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

10188 Telesis Court

San Diego, California 92121-1761

(858) 799-5000

(Address and Telephone Number, Including Area Code, of Principal Executive Offices)

ACCELRYS, INC. AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN

ACCELRYS, INC. 2005 EMPLOYEE STOCK PURCHASE PLAN

(Full Titles of the Plans)

David M. Sankaran

Senior Vice President and Chief Financial Officer

Accelrys, Inc.

10188 Telesis Court

San Diego, California 92121-1761

(858) 799-5000
(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Carl R. Sanchez, Esq.

Deyan P. Spiridonov, Esq.

Paul, Hastings, Janofsky & Walker LLP

3579 Valley Centre Drive

San Diego, CA  92130

(858) 720-2500

CALCULATION OF REGISTRATION FEE

Title Of Each	Amount		Proposed Maximum	Proposed Maximum	Amount of
Class of Securities	To Be		Offering Price	Aggregate Offering	Registration
To Be Registered	Registered(1)		Per Share(3)	Price(3)	Fee(3)
Common Stock, $0.0001 par value	6,229,597	(2)	$5.31	$33,079,160.07	$3,893.42
Common Stock, $0.0001 par value	1,000,000	(4)	$5.31	$5,310,000.00	$624.99
	7,229,597

(1)                                  Pursuant to Rule 416(a), this Registration Statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(2)                                  Represents 1,444,675 shares of the Registrant’s Common Stock initially available for future grants under the Accelrys, Inc. 2004 Stock Incentive Plan (the “2004 Plan”), 455,325 shares of the Registrant’s Common Stock subject to outstanding options under the 2004 Plan and up to an additional 4,329,597 shares that may become issuable under the 2004 Plan pursuant to its terms.

(3)                                  Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act.  The price per share and aggregate offering price are calculated on the basis of the average of the high ($5.37) and low ($5.25) prices of the Registrant’s Common Stock as reported on the Nasdaq National Market on August 22, 2005.

(4)           Represents 1,000,000 shares of the Registrant’s Common Stock issuable pursuant to the Accelrys, Inc. 2005 Employee Stock Purchase Plan. In addition, pursuant to Rule 416(c) of the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Accelrys, Inc. 2005 Employee Stock Purchase Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents previously filed by Accelrys, Inc., a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference into this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005.

(b) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.

(c) The Registrant’s Current Report on Form 8-K filed on August 4, 2005.

(d) The description of the Registrant’s Common Stock which is contained in a Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on November 9, 1995, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement, and to be a part hereof from the date of filing of such documents with the Commission.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

Not applicable.

Item 6.  Indemnification of Directors and Officers

Under Section 145 (“Section 145”) of the Delaware General Corporation Law (the “DGCL”), the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act.

The Registrant’s Restated Certificate of Incorporation (the “Charter”) provides that the Registrant shall indemnify the Registrant’s officers and directors in each and every situation where the Registrant is permitted or empowered under Section 145 to provide for such indemnification.  The Charter further provides that it may, in the sole discretion of its Board of Directors, indemnify any other person to the extent the Board of Directors deems advisable, as permitted by Section 145.

The Registrant’s Amended and Restated Bylaws (the “Bylaws”) provide that the Registrant shall indemnify each of its directors, officers, employees and agents, if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect any criminal action or proceeding, had no reason to believe his or her conduct was unlawful.

In addition, the Registrant’s Charter provides that its directors shall not be liable to the Registrant or its stockholders for monetary damages for breach of the directors’ fiduciary duties to the Registrant.  This provision in the Charter does not eliminate any director’s duty of loyalty to the Registrant or its stockholders or protect any director from liability:  (i) for acts or omissions not in good faith or involving intentional misconduct or the knowing violation of law; (ii) arising under Section 174 of the DGCL; or (iii) for any transaction from which the director derived an improper personal benefit.

The Bylaws provide that the Registrant has the power to purchase liability insurance policies covering its directors, officers, employees and agents, whether or not the Registrant would have the power, according to the Bylaws, to indemnify such person under the DGCL. The Registrant currently maintains such insurance.

The Registrant has entered into indemnity agreements with each of its directors and officers. Pursuant to these indemnity agreements, the Registrant has agreed to indemnify each of its directors and officers to the fullest extent permitted by applicable law and its Bylaws, subject to certain exceptions. The Registrant believes that these agreements and arrangements are necessary to attract and retain qualified persons as directors and officers.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits

Exhibit No.	Description

4.1

Rights Agreement, dated as of September 6, 2002, between Pharmacopeia, Inc. and American Stock Transfer & Trust Company, as Rights Agent, which includes as Exhibit A thereto the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock and Exhibit B thereto the Form of Right Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Report on Form 8-K dated September 4, 2002)

4.2	Accelrys, Inc. Amended and Restated 2004 Stock Incentive Plan

4.3	Form of Stock Option Award Agreement pursuant to Amended and Restated 2004 Stock Incentive Plan

4.4	Form of SAR Award Agreement pursuant to Amended and Restated 2004 Stock Incentive Plan

4.5	Form of Restricted Stock Award Agreement pursuant to Amended and Restated 2004 Stock Incentive Plan

4.6	Form of Restricted Stock Unit Award Agreement pursuant to Amended and Restated 2004 Stock Incentive Plan

4.7	Accelrys, Inc. 2005 Employee Stock Purchase Plan

5.1	Opinion of Paul, Hastings, Janofsky & Walker LLP

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2	Consent of Paul, Hastings, Janofsky & Walker LLP (contained in Exhibit 5.1 to this Registration Statement)

24.1	Power of Attorney (contained on the signature pages of this Registration Statement)

Item 9.  Undertakings

(1)           The undersigned Registrant hereby undertakes:

(a)           To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)           To remove from registration by means of post-effective amendment any of the securities which remain unsold at the termination of the offering.

(2)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on August 26, 2005.

ACCELRYS, INC.

By:	/s/ David M. Sankaran
Name: David M. Sankaran
Title: Senior Vice President and Chief Financial Officer (Duly Authorized Officer and Principal Financial Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark J. Emkjer and David M. Sankaran, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Mark J. Emkjer	Director, President and Chief Executive Officer	August 26, 2005
Mark J. Emkjer	(Principal Executive Officer)

/s/ David M. Sankaran	Senior Vice President and Chief Financial	August 26, 2005
David M. Sankaran	Officer (Principal Financial Officer)

/s/ Kenneth L. Coleman	Lead Director	August 26, 2005
Kenneth L. Coleman

/s/ Gary E. Costley, Ph.D.	Director	August 26, 2005
Gary E. Costley, Ph.D.

/s/ Ricardo B. Levy, Ph.D.	Director	August 26, 2005
Ricardo B. Levy, Ph.D.

/s/ Christopher J. Steffen	Director	August 26, 2005
Christopher J. Steffen

INDEX TO EXHIBITS

Exhibit No.	Description

4.1

Rights Agreement, dated as of September 6, 2002, between Pharmacopeia, Inc. and American Stock Transfer & Trust Company, as Rights Agent, which includes as Exhibit A thereto the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock and Exhibit B thereto the Form of Right Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Report on Form 8-K dated September 4, 2002)

4.2	Accelrys, Inc. Amended and Restated 2004 Stock Incentive Plan

4.3	Form of Stock Option Award Agreement pursuant to Amended and Restated 2004 Stock Incentive Plan

4.4	Form of SAR Award Agreement pursuant to Amended and Restated 2004 Stock Incentive Plan

4.5	Form of Restricted Stock Award Agreement pursuant to Amended and Restated 2004 Stock Incentive Plan

4.6	Form of Restricted Stock Unit Award Agreement pursuant to Amended and Restated 2004 Stock Incentive Plan

4.7	Accelrys Inc. 2005 Employee Stock Purchase Plan

5.1	Opinion of Paul, Hastings, Janofsky & Walker LLP

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2	Consent of Paul, Hastings, Janofsky & Walker LLP (contained in Exhibit 5.1 to this Registration Statement)

24.1	Power of Attorney (contained on the signature pages of this Registration Statement)